                                                                   EXHIBIT 10.31


                         FORM OF TAX SHARING AGREEMENT
                         -----------------------------




THIS AGREEMENT is entered into as of the ____ day of ______, 1998, by and among the following corporations:

     News Publishing Australia Limited, a Delaware corporation ("NPAL");
     Fox Entertainment Group, Inc., a Delaware corporation ("Entertainment"); Fox Television Holdings, Inc., a Delaware Corporation ("Television") ; the Subsidiaries of Entertainment (the "Entertainment Subsidiaries");
     the Subsidiaries of NPAL (other than Entertainment, the Entertainment Subsidiaries the Television Subsidiaries) (the "NPAL Subsidiaries"); and the Subsidiaries of Television (the "Television Subsidiaries").

                                  WITNESSETH:
                                  ----------

     WHEREAS, NPAL, Entertainment, the Entertainment Subsidiaries and the NPAL Subsidiaries (hereinafter sometimes referred to as "Members"; or in the singular "Member") are part of an "Affiliated Group" as such term is defined by Section 1504(a) of the Internal Revenue Code of 1986, as amended or any successor thereto (the "Code"));

     WHEREAS, such Affiliated Group (as it then existed) has elected to file consolidated United States federal income Tax Returns for the past several taxable years in accordance with Section 1501 of the Code; and

     WHEREAS, NPAL is the Common Parent (as such term is defined in Section 1504(a) of the Code) for the Affiliated Group which includes NPAL, Entertainment, the NPAL Subsidiaries and the Entertainment Subsidiaries; and

     WHEREAS, the Parties desire to agree upon a method for (i) sharing of consolidated, combined or unitary liabilities in respect of federal, state and/or local income taxes; (ii) compensating any Member for utilization of its net operating losses, tax credits and other tax benefits in arriving at the Affiliated Group tax liability as determined under the United States federal consolidated return regulations; (iii) providing for the receipt of any refund arising from net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments; and (iv) for certain other related matters, as set forth herein.

     NOW, THEREFORE, in consideration of the promises and mutual undertakings contained herein, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement, the following terms will have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "CODE" shall have the meaning set forth in the preamble to this Agreement and shall refer to the Code as in effect for the taxable period in question.

     "CONSOLIDATED GROUP" means the Affiliated Group (as defined in Section 1504(a) of the Code) of corporations of which NPAL is the common parent.

     "CONSOLIDATED GROUP RETURN" means the consolidated United States federal income Tax Returns for the Consolidated Group.

     "DIRECTOR OF TAXES" means the person is appointed by NPAL to administer and effectuate this Agreement.

     "EFFECTIVE DATE" means the date set forth as the effective date of this Agreement in Section 2.1 hereof.

     "ENTERTAINMENT" shall have the meaning set forth in the preamble to this Agreement.

     "ENTERTAINMENT SUBSIDIARIES" shall have the meaning in the preamble to this Agreement.

     "FINAL DETERMINATION" means the final resolution of liability for any United States Federal, state or local Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire liability for any Tax for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax; or (iv) any other final disposition as determined by the Director of Taxes, including by reason of the expiration of the applicable statute of limitations.

     "IRS" means the United States Internal Revenue Service.

     "IRS OVERPAYMENT RATE" shall have the meaning set forth in Section 3.5 of this Agreement.

     "IRS UNDERPAYMENT RATE" shall have the meaning set forth in Section 3.5 of this Agreement.

     "MEMBER" shall have the meaning set forth in the preamble to this Agreement.

     "NET REVERSAL BENEFIT" shall have the meaning set forth in Section 3.3(a) of this Agreement.

     "NPAL" shall have the meaning set forth in the preamble to this Agreement

     "PARTIES" shall have the meaning set forth in Section 5.11 of this Agreement.

     "REALIZED BENEFIT" means a reduction of liability in respect of any Tax resulting from the use of an item of loss, deduction or credit in accordance with the ordering rules prescribed by the Code and the Regulations promulgated thereunder.

     "REGULATIONS" means the proposed, temporary or final regulations issued by the Treasury Department under the Code as in effect for the taxable period in question.

     "SEPARATE RETURN TENTATIVE MINIMUM TAX LIABILITY" will mean the alternative minimum tax liability of a Member of a Consolidated Group determined as if such Member were filing a separate income Tax Return under the Code with adjustments consistent with those used in computing Separate Return Regular Tax Liability as defined below.

     "SEPARATE RETURN REGULAR TAX LIABILITY" will mean the tax liability of a Member of a Consolidated Group determined in accordance with Regulation Section 1.1552-l(a)(2)(ii) as if such Member were filing a separate income Tax Return under the Code and the term shall not have the same meaning as set forth in Regulations Section 1.1502-12. For purposes of determining the "Separate Return Tax Liability" of a Member, the following principles apply:

     (a) Limitations on the calculation of a deduction or the utilization of tax credits or the calculation of a tax liability will be made on a Consolidated Group basis. Accordingly, the limitations provided in Code Sections 38, 56, 170, 172, and similar limitations will be applied on a Consolidated Group basis.

     (b) Elections as to tax credits and tax computations, which may have been different from the consolidated treatment if separate returns were filed, will follow and be consistent with those elections made on an annual basis by the parent of the Consolidated Group for the Consolidated Group Return.

     (c) Any dividends received by one Member from another Member will be assumed to qualify for the 100 percent dividends received deduction of Code
     Section 243, or shall be eliminated from such calculation in accordance with Section 1.1502-13(f) of the Regulations.

     (d) Gain or loss on intercompany transactions shall be treated by each Member in the manner required by Section 1.1502-13 of the Regulations.

     (e) Deductions attributable to the grant or exercise of options granted to employees, independent contractors or other similar persons of Entertainment, Television or the Entertainment Subsidiaries or the Television Subsidiaries with respect to shares of The News Corporation Limited shall be disregarded by Entertainment, Television, the Entertainment Subsidiaries and the Television Subsidiaries in determining "Separate Return Regular Tax Liability".

     (f) Net operating loss carryforwards and carrybacks and other tax benefit items of the relevant Member shall be disregarded in determining such Member's Separate Return Regular Tax Liability, unless the Member's carryforwards, carrybacks and other tax benefit items are actually availed of in reducing the consolidated federal income tax liability of the NPAL Group for the relevant tax period.


     "SUBSIDIARY" means any corporation, whether de jure or de facto, in which NPAL, Television or Entertainment directly or indirectly owns more than 50% of the equity having the power to vote on or direct the affairs of the entity.

     "TAX" or "TAXES" means any and all United States Federal, state or local taxes (i) based upon or measured in whole or in part by net income, together with interest, penalties and other additions thereto, imposed by the relevant Taxing Authority, and (ii) any gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with interest, penalties and other additions thereto, imposed by the relevant Taxing Authority.

     "TAXING AUTHORITY" means the Internal Revenue Service or any other United States federal, state, or local governmental authority responsible for the administration of any Tax.

     "TAX ITEM" shall have the meaning set forth in Section 3.3(a) of this Agreement.

     "TAX RETURN" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     "TELEVISION" shall have the meaning set forth in the preamble of this Agreement.


                                  ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS

        SECTION 2.1. APPLICABILITY OF PROVISIONS OF AGREEMENT. This Agreement is effective as of ___________, 1998 (the "Effective Date") for NPAL, the NPAL Subsidiaries, Entertainment, the Entertainment Subsidiaries, Television and the Television Subsidiaries.

        SECTION 2.2. TAX RETURN PREPARATION. The Director of Taxes will cause to be prepared and filed all Tax Returns, which include both (i) NPAL or any of the NPAL Subsidiaries and (ii) any of Entertainment, Television, the Entertainment Subsidiaries or the Television Subsidiaries. The Director of Taxes will be responsible for the preparation and filing of any consents and requests for extension of time within which to file any such Tax Return or any related information. The Director of Taxes will have full responsibility and discretion for the final reporting positions, elections and disclosures taken in all such Tax Returns including Tax controversies relating to such Tax Returns as described in Section 4.2.

        SECTION 2.3. CONSOLIDATED GROUP TAX RETURN. Each of the Members will join in the filing annually of the Consolidated Group Return to the extent each is eligible to join in such return under the provisions of the Code and the regulations promulgated thereunder.

        SECTION 2.4. DOCUMENTATION. Each Party will furnish to the Director of Taxes on a timely basis such information, schedules, analyses and any other items as may be necessary to prepare and file any Tax Returns. The Subsidiaries that are members of the Consolidated Group will execute and deliver all documentation reasonably required (including powers of attorney, if requested) to enable the Director of Taxes to file, and to take all actions necessary or incidental to the filing of, the Consolidated Group Return (including, without limitation, the execution of Treasury Form 1122) or any amendment of the Consolidated Group Return.


                                  ARTICLE III
                 ALLOCATION AND PAYMENT OF TAXES ARISING FROM
                        CONSOLIDATED GROUP TAX RETURNS

        SECTION 3.1. ACKNOWLEDGMENT OF ELECTION TO ALLOCATE TAX LIABILITY. The elections made in previously filed Tax Returns will continue to govern the allocation of the Consolidated Group's Federal regular income tax liability between each member of the Consolidated Group. Pursuant to such elections, the Consolidated Group's Federal regular income tax liability will be allocated in the following manner:

                (a)  Tax Charge. In accordance with the method set forth in Code
     Section 1552 and Regulation Section 1.1552-l(a)(l), the consolidated Federal regular income tax liability will be apportioned among the Members in accordance with the ratio which that portion of the consolidated taxable income attributable to each Member having taxable income bears to the sum of the taxable incomes of all such Members. Each Member will pay the parent of the Consolidated Group its allocated consolidated Federal tax liability as determined hereunder and pursuant to the settlement provisions of
     Section 3.7 of this Agreement;

                (b) Tax Benefit. An additional liability amount will be allocated to each Member which, as a result of net operating losses, excess charitable contributions, foreign tax credits, investment tax credits or similar items arising from or generated by the activities of another Member or Members in either a separate return year or a consolidated return year, has an allocated tax liability determined under Section 3.1(a) above that is smaller than its Separate Return Regular Tax Liability. Only net operating losses and after tax benefits availed of in determining and reducing the consolidated federal income tax liability of the Consolidated Group will be considered for purposes of the preceding sentence. The additional liability amount allocated to each Member will be equal to 100% of the excess, if any, of (l) the Separate Return Regular Tax Liability of such Member for the taxable year, over (2) the allocated tax liability determined under Section 3.1(a) above. The total of any additional amounts allocated to all such Members for the consolidated return year will be paid (pursuant to the Settlement provisions of Section 3.7 of this Agreement) to those other Members which generated such losses, credits or deductions to which such total is attributable (hereinafter, referred to as "Loss Members"). Such payments to Loss Members will be made pursuant to a consistent method which reasonably reflects such items (such consistency and reasonableness to be determined by the Director of Taxes) and which is substantiated by specific records maintained by the Consolidated Group for such purposes.

     SECTION 3.2. ALTERNATIVE MINIMUM TAX ("AMT"). The following rules apply to the allocation of AMT liability and AMT credit to the Members of the Consolidated Group.

                (a) AMT Liability. The consolidated alternative minimum tax liability will be allocated for any Consolidated Group Return year to each Member whose Separate Return Tentative Minimum Tax Liability exceeds its Separate Return Regular Tax Liability. The total alternative minimum tax liability shown on the Consolidated Group Return will be apportioned to each Member according to the ratio of (i) the excess of its Separate Return Tentative Minimum Tax Liability over its Separate Return Regular Tax Liability to (ii) the total of all such Members' excess Separate Return Tentative Minimum Tax Liability over Separate Return Regular Tax Liability. For purposes of this allocation, if a Member has a regular tax net operating loss for the current period on a separate return basis, the Separate Return Tentative Minimum Tax Liability for that Member will be computed on the difference between such Member's regular tax net operating loss and any smaller alternative tax net operating loss or any alternative minimum taxable income.

                (b) AMT Credit. Any alternative minimum tax credit realized in subsequent years (determined on a first in first out basis) by the Consolidated Group as a result of incurring the alternative minimum tax liability will be allocated to the Members to which the original alternative minimum tax liability was allocated in proportion to such original allocation. If less than the full minimum tax credit is realized in a year, the amount of such minimum tax credit will be allocated to each Member that incurred the original alternative minimum tax liability in the manner determined by the Director of Taxes.

     However, in no case will any Member be allocated an amount of AMT Credit in excess of its allocated original alternative minimum tax liability.

SECTION 3.3. CARRYBACKS OF LOSSES AND CREDITS.

                (a) Benefits for Tax Items. In allocating the Consolidated Group's Federal tax liability, each Member will be entitled to the tax benefit that results from any of its net operating losses, net capital losses, deductions or credits (each, a "Tax Item") that are carried back to a prior period Consolidated Return. If the carryback of a Tax Item results in a carryforward or carryback of a Tax Item into a taxable year of the Consolidated Group and such carryforward or carryback produces a Realized Benefit, or other use, in such year or any subsequent year after considering all other items of taxable income or credits otherwise available to such other Members (a "Net Reversal Benefit"), then an amount equal to such Net Reversal Benefit, when realized, will be an additional liability for such year to be allocated to such other Members of the Consolidated Group pursuant to Section 3.1(b) of this Agreement. The benefit of any carryback of a Tax Item to any prior period Consolidated Return will be taken into account only when and to the extent that such carryback reduces the tax liability in a prior period Consolidated Group Return or that any resultant Net Reversal Benefit is realized. The Member generating, or otherwise bearing the cost of, such Tax Item that has been carried back will be paid pursuant to the Settlement provisions of Section
     3.7 of this Agreement.

                (b) AMT. To the extent that additional AMT arises in a prior period Consolidated Return from a carryback of a Tax Item, then such AMT will be allocated to the Member giving rise to such carryback and such Member will be entitled to recover any Net Reversal Benefit resulting from any AMT credit carryforwards associated with such AMT.

                (c) Multiple Carrybacks of Tax Items. In the event that two or more Tax Items are carried back to any prior period Consolidated Return, their order of use will be determined by the Code and the regulations promulgated thereunder as determined by the Director of Taxes.

     SECTION 3.4. SUBSEQUENT ADJUSTMENTS. If the consolidated Federal income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, assessment arising from an Internal Revenue Service audit examination, or at the conclusion of any appeal or litigation or to reflect the results of any Final Determination, the liability of each Member will be recomputed under Sections 3.1 and 3.2 of this Agreement to give effect to such adjustments. The parent of the Consolidated Group will make payment to each Member for any reduction in its share of the consolidated Federal income tax liability, and in the case of an increase in tax liability, each Member will pay the parent of the Consolidated Group its allocable share of such increased consolidated Federal income tax liability, in each case together with any interest or penalties relating thereto as provided in Sections 3.5 and 3.6 of this Agreement. Any payments required under this Section 3.5 will be made in accordance with the provisions of Section 3.7 of this Agreement.

     SECTION 3.5. INTEREST. For purposes of this Agreement, unless specifically provided otherwise, interest will be computed at the Federal statutory rate used, pursuant to Code Section 6621, in computing the interest payable to the IRS (the "IRS Underpayment Rate") or by the IRS (the "IRS Overpayment Rate") on
the net balance due to or from the IRS.   Interest determinations and
allocations for Members will be made by the Director of Taxes at such time as the IRS finally determines interest owed for the tax period of the Consolidated Group Return.

     SECTION 3.6. PENALTIES. Any penalty will be allocated to such Members and upon such basis as the Director of Taxes deems just and proper in view of all applicable circumstances. It is the general intent of this Agreement that any penalty incurred by the Consolidated Group will be paid by the Member or Members whose actions or inactions, income, deductions, credits or allowances caused such penalty.

     SECTION 3.7. SETTLEMENTS. Notwithstanding any section of this Agreement, no payments under this Article III shall be required among Entertainment, Television, the Entertainment Subsidiaries and the Television Subsidiaries and no payments under this Article III shall be required among NPAL and the NPAL Subsidiaries. For purposes of this Agreement, all payments due or from Entertainment, Television, the Entertainment Subsidiaries or the Television Subsidiaries shall be netted, aggregated and paid to or by Entertainment. Similarly, all payments due or from any of NPAL or the NPAL Subsidiaries shall be netted, aggregated and paid to or by NPAL.

                (a) Estimated Taxes. With respect to each quarterly estimated tax payment, the Director of Taxes will notify Members of their assessed share of estimated tax payments to be made on the projected consolidated Federal income tax liability for the tax year. Payment to the common parent of the Consolidated Group will be made 24 hours in advance of the payment to the Internal Revenue Service. Such Member will receive credit for such estimated payments against its share of the apportioned consolidated Federal income tax liability as determined under this Article III. Any payment not made within the prescribed time period thereafter will bear interest at the IRS Underpayment Rate.

                (b) Tax Returns. A determination of a Member's apportioned consolidated Federal income tax liability under Sections 3.1 or 3.2 hereof will be made by the Director of Taxes. Payments resulting from such determination of tax liability, adjusted to reflect any payments previously made pursuant to Section 3.7(a) hereof, will be made by or to the common parent of the Consolidated Group to or by a Member 24 hours prior to the due date of such tax return without regard to any filing extensions. If the tax return filing is extended, an additional computation of a Member's tax liability will be made when the Consolidated Group Return is filed and adjustments that require additional payments will be paid by a Member within 24 hours of having received written notice of assessment for such liability from the Director of Taxes. Any payment not made within the prescribed time period thereafter will bear interest at the IRS Underpayment Rate.

                (c) Intentionally deleted.

                (d) Subsequent Adjustments. Any payment required to be made pursuant to Section 3.4 hereof with respect to any tax return will be made by the Member obligated to make such payment (i) in the case of a refund of tax, within 24 hours after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund or (ii) in the case of the payment of tax with respect to any such tax return, within 24 hours of the delivery of written notice of assessment for such liability from the Director of Taxes. Any payment described in clause (i) and any demand for payment described in clause (ii) will be accompanied by a calculation setting forth the basis for the amount paid or demanded. Any payment not made within the prescribed time period thereafter will bear interest at the IRS Underpayment Rate.

                (e) Tax Payments and IRS Refunds. Notwithstanding the foregoing provisions of this Section 3.7, when any tax payment is due to any Member from the parent of the Consolidated Group and a refund is due from the IRS, the parent of the Consolidated Group may defer settlement with such Member and make the required settlement payment within 24 hours of the receipt of such refund.

                (f) Manner of Settlement. All settlements required under this Agreement will be in U.S. dollars. Any settlement with the IRS or other Tax authorities for any matter falling within the scope of this Agreement is the responsibility of and will be determined by the Director of Taxes.

     SECTION 3.8. CONFIDENTIALITY OF RECORDS. The Parties agree that, except as otherwise expressly agreed in writing, any information furnished to the other Party pursuant to this Agreement is confidential. Except to the extent required for the proper filing of returns or resolving a dispute, audit, or litigation, the Parties covenant not to disclose, and not to permit disclosure of, such information to persons other than their own auditors or tax advisors.

                                  ARTICLE IV
                        COOPERATION; TAX CONTROVERSIES

     SECTION 4.1. COOPERATION.

                (a) Administrative Compliance. NPAL and each of the other Parties to this Agreement will cooperate fully and to the extent reasonably requested by each other in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation will include, without limitation: (i) the retention and provision of books, records, documentation or other information relating to any Tax matter until the later of either (I) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) or (II) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the provision of additional information with respect to material provided under clause (i) of this Section 4.1; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any Member of a Consolidated Group, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (iv) the use of the Party's best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each of Entertainment, Television, the Entertainment Subsidiaries and the Television Subsidiaries will make its employees and facilities available on a mutually convenient basis to facilitate such cooperation and will retain as permanent records all documentation necessary to enable it to determine any obligation under this Agreement. The records described above will be made available to the Director of Taxes within a reasonable time upon request and may be photocopied on an as needed basis.

                (b) Providing Advice and Notice. NPAL and each Party will use reasonable efforts to keep each other advised as to the status of Tax audits and litigation involving any issue which relates to any Tax of the Consolidated Group or could give rise to the liability of the Consolidated Group under this Agreement ( a "Liability Issue"). The Parties will each promptly notify the other of any inquiries by any Taxing Authority or any other administrative, judicial or other governmental authority that relate to any material amount of Tax that may be imposed on the other or any Subsidiary of the other that might arise under this Agreement including with such notice a copy of the revenue agent's report or similar report, notice of proposed adjustment, or notice of deficiency received by it relating to any Liability Issue or any adjustment referred to in Section 4.1(c) hereof.

                All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

                If to NPAL or the NPAL Subsidiaries:

                        News Publishing Australia Limited
                        1300 North Market Street
                        Suite  404
                        Wilmington, Delaware 19801

        With a copy to:

                News Publishing Australia Limited
                1300 North Market Street
                Suite  404
                Wilmington, Delaware 19801

        If to Entertainment, or the Entertainment Subsidiaries to:

                Fox Entertainment Group, Inc.
                1211 Avenue of the Americas
                New York, New York 10036
                Attention: Chief Financial Officer

        With a copy to:

                Fox Entertainment Group, Inc.
                1211 Avenue of the Americas
                New York, New York 10036
                Attention: General Counsel

        (c) Consulting on Proposed Tax Adjustments. The Director of Taxes will advise and consult with each Member with respect to any proposed Tax adjustments that are the subject of an IRS audit or investigation or are the subject of litigation, which may affect any Tax attribute of such Member.

     SECTION 4.2. TAX CONTROVERSIES. Subject to the cooperation provisions of
Section 4.1, the Director of Taxes will have full responsibility and discretion in the handling of and concluding settlements for any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court or any matter relating to a Final Determination, involving a Tax Return of the Consolidated Group.

                                   ARTICLE V
                                 MISCELLANEOUS

     SECTION 5.1. STATE OR LOCAL TAXES. When two or more entities including both
(i) NPAL or any of the NPAL Subsidiaries and (ii) any of Entertainment, Television, the Entertainment Subsidiaries or the Television Subsidiaries file combined, consolidated or unitary state or local Tax Returns in one or more jurisdictions, the general principles of this Agreement pertaining to, but not limited to, the Director of Taxes' responsibility and discretion for final reporting positions, elections and disclosures in such returns, the allocation of tax charges and benefits, the authority over and the manner in dealing with adjustments subsequent to filing of any Tax Returns and any settlements of amounts due, will govern such combined, consolidated or unitary state or local income Tax Returns with equal force and effect. The decision to file on a combined, consolidated or unitary basis in any jurisdiction will be made by the Director of Taxes, provided however, that to the extent third Party consents are required no such combined, consolidated or unitary filing shall be made until such consents are provided.

     SECTION 5.2. TERMINATION. In the event any Party ceases to be a Member of the Consolidated Group or ceases to be included in any combined, consolidated or unitary group filing state or local Tax Returns which includes NPAL or any of the NPAL subsidiaries for any reason whatsoever, this Agreement will be terminated as to such Party, except that the obligations of all the Parties will remain in full force and effect with respect to: (a) any period of time during the taxable year in which the termination occurs for which the income of the terminating Member was included in the Consolidated Group Return, (b) for any Consolidated Group Return tax year in which a Member was an includible corporation and for which an adjustment has been made as described in Section
3.4 of this Agreement and (c) similar state and local tax matters, if relevant, under Section 5.1

     SECTION 5.3. DISPUTE RESOLUTION. Any disagreements between the Director of Taxes and any Party to this Agreement as to the meaning, interpretation, application or enforceability of any provision of this Agreement will be reviewed by NPAL's Chief Financial Officer. If any disagreement remains after any such review, that disagreement will be resolved by the Audit Committees of the relevant Parties.

     SECTION 5.4. SUCCESSORS AND ASSIGNS. A Party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement. This Agreement will be binding upon and inure to the benefit of each Party hereto and their respective successors and permitted assigns.

     SECTION 5.5. COMPLETE AGREEMENT. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements of the Parties in connection with such subject matter. No alteration, amendment or modification of any of the terms of this Agreement will be valid unless made by an instrument signed in writing by an authorized officer of each Party hereto.

     SECTION 5.6. NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

     SECTION 5.7. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction.

     SECTION 5.8. EXPENSES. Unless otherwise expressly provided in this Agreement each Party will bear any and all expenses that arise from its respective obligations under this Agreement. In the event any Party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing Party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, will be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing Party may be entitled.

     SECTION 5.9. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

     SECTION 5.10. COUNTERPARTS. This Agreement may be executed in several identical counterparts each of which will be deemed an original instrument, but all of such counterparts will constitute but one and the same agreement.

     SECTION 5.11. PARTIES. NPAL, Entertainment, Television, the Entertainment Subsidiaries, the NPAL subsidiaries and the Television Subsidiaries (herein sometimes referred to collectively as the "Parties") hereto specifically recognize that from time to time other companies may become Members or affiliates of NPAL and hereby agree that such new Members or affiliates shall become Parties to this Agreement by executing the master copy of this Agreement which shall be maintained at NPAL's headquarters. It will not be necessary for all the other Parties to again sign the Agreement but the new Party may simply sign the existing Agreement and it will be effective as if the old Parties had signed again.

     SECTION 5.12. MODIFICATIONS. Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code as in effect on the Effective Date or regulations shall automatically be applicable to this Agreement mutatis mutandis.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the effective date first above set forth.


     In Witness Whereof; the Parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.



[Dated]                       News Publishing Australia Limited
                              on its own behalf and on behalf of
                              the NPAL Subsidiaries

                         By:  ______________________________________


                              Fox Entertainment Group, Inc.
                              on its own behalf and on behalf
                              of the Entertainment Subsidiaries


                         By:  ______________________________________


                              Fox Television Holdings, Inc.
                              on its own behalf and on
                              behalf of the Television Subsidiaries


                         By:  _____________________________________